Exhibit 4.16.1

Level 7, 151 Macquarie Street
Sydney
NSW 2000
Australia

Ms Deanne Miller

General Counsel & Company Secretary

1 June 2015

Dear Deanne

Variation to Executive Employment Agreement dated 13 October 2012 (“Agreement”)

Further to our recent discussions, Prima BioMed Limited (“Prima”) agrees to vary your Agreement as set out in the attached Schedule.

This variation is effective from Monday 1 June 2015. Your new Remuneration will start being paid to you from the next payroll run, with any back pay backdated to 1 June 2015 paid on this day as well.

All other terms and conditions of your Agreement remain the same.

Please indicate your acceptance of this variation by signing (in duplicate) this letter and returning one executed copy to me.

Prima looks forward to your ongoing assistance.

Yours faithfully,

/s/ Lucy Turnbull AO
Lucy Turnbull AO Chairman Prima BioMed Ltd

I accept the variation to the Agreement

/s/ Deanne Miller
Deanne Miller

Schedule

Agreed amendments to Agreement:

Clause	Agreed Amendment

5(a)	Replace “$180,000” with “$200,000”